UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/22/2013

BLUCORA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10900 NE 8th Street, Suite 800
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets

On August 22, 2013, Blucora, Inc. ("Blucora") completed the acquisition (the "Acquisition") of Monoprice, Inc. ("Monoprice") pursuant to the terms of the Stock Purchase Agreement dated as of July 31, 2013 (the "Purchase Agreement"). As a result of the Acquisition, Blucora now owns 100% of Monoprice, an online provider of self-branded electronics and accessories for both consumers and businesses, operating primarily through its www.monoprice.com site.

The total Acquisition consideration paid by Blucora is equal to $180 million in cash, subject to certain specified working capital adjustments, and includes a deferred compensation element. The Acquisition was funded from Blucora's available cash. The Acquisition consideration was paid to Monoprice's shareholders and option holders, and prior to the execution of the Purchase Agreement, there was no material relationship between Blucora (or any Blucora affiliated person or party) and Monoprice or any of its shareholders or option holders.

The foregoing description of the Acquisition and the Purchase Agreement is a summary, does not purport to be a complete description, and is qualified in its entirety by reference to the Purchase Agreement, a copy of which was filed as Exhibit 2.1 to Blucora's Current Report on Form 8-K filed August 1, 2013.

Item 7.01.    Regulation FD Disclosure

On August 22, 2013, Blucora issued a press release announcing the completion of acquisition of the Monoprice business. A copy of that press release is attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(a)       Financial Statements of Business Acquired.

       To be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)       Pro Forma Financial Information.

       To be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)       Exhibits.

       99.1       Press release issued on August 22, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

Date: August 22, 2013	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release issued on August 22, 2013